AGREEMENT AND PLAN OF REORGANIZATION


     This Plan and Agreement of Reorganization ("Plan"), is made this 11th day of August, 1997, between NDS Software, Inc., a Nevada corporation ("NDS"),
FOCUS: Publications, Inc., a Nevada corporation ("FOCUS"), Daniel J. Harrison and Patricia A. Harrison being the owners of record of all of the issued and outstanding stock of FOCUS (hereinafter collectively called "Stockholders").

     Whereas NDS wishes to acquire and the Stockholders wish to transfer all of the issued and outstanding stock of FOCUS in a transaction intended to qualify as a reorganization within the meaning of IRC Section 368(a)(1)(B), as amended;

     Whereas, the parties hereto desire that FOCUS stock be exchanged for NDS stock on the date and at the time herein provided; and,

     Whereas, the parties hereto desire to set forth certain representations, warranties and covenants herein contained;

     Now, therefore, NDS and the Stockholders adopt this plan of reorganization upon the terms and conditions as follows:


                                    ARTICLE I
                                    Exchange

              1.1 Number of Shares. The Stockholders agree to transfer to NDS at the Closing 100% of the shares of the common stock of FOCUS, without par value, in exchange for an aggregate of 20,000 shares of voting common stock of NDS, $2.50 par value per share, to be issued to the Stockholders at Closing in the numbers shown opposite their names in Exhibit "A".

              1.2 Delivery of Certificates by Stockholders. The transfer of FOCUS shares by the Stockholders shall be effected at the Closing by the delivery to NDS of certificates representing the

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transferred shares endorsed in blank or accompanied by stock powers executed in blank, with all signatures guaranteed by a national bank and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed.

              1.3 Restrictions on NDS Stock. The Stockholders acknowledge, and irrespective of any other term or provision herein, that the NDS stock exchanged hereunder is restricted stock and subject to Securities and Exchange Commission "Rule 144". No warranties or representations by NDS are made nor shall be implied herein that such restrictions will be removed except by compliance with the applicable requirements of Rule 144 or the Securities Act of 1933.

              1.4 Unwind Provision. The Stockholders and FOCUS acknowledge that NDS is entering into this transaction with a concurrent expectation of obtaining additional capital financing, and that NDS has provided the Stockholders and FOCUS with all pertinent facts concerning the method and goals regarding NDS's capital finance plan. If, within one hundred and twenty (120) days from the execution hereof, NDS is unable to obtain additional capital financing, and upon written notice thereof by NDS, the parties agree that this Plan shall be abandoned and of no further force or effect. In the event of such abandonment, the parties shall take whatever action and execute whatever instruments necessary to return the parties to the status quo existing prior to the execution of this Plan. Further, neither NDS nor FOCUS shall file "Articles of Exchange" with the Secretary of State of Nevada unless and until NDS obtains the capital financing and all other contingencies of this Plan have been satisfied; provided, however, that this Plan shall be submitted, immediately after execution hereof, for approval by the constituent corporation shareholders as may be required by law and all other action taken by the parties to complete this Plan, save and except for the filing of the "Articles of Exchange" and the contingency set forth in this Paragraph 1.5. Upon the abandonment of this Plan pursuant to this Paragraph 1.4, the rights and obligations of the parties

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shall be terminated in accordance with Paragraph 12.2 herein, and the parties shall comply with Paragraphs 3.11 and 4.7 herein which shall survive abandonment of this Plan as a continuing obligation of the parties.

              1.5. Piggyback Registration Rights. If at any time within two (2) years after the execution hereof, NDS disposes to register any of its shares of common stock under the Securities Act of 1933, as amended, NDS will give written notice of its intention to do so to Stockholders, and on the written request to Stockholders, given within thirty (30) days after the receipt of said notice, NDS shall use its best efforts to cause the shares of NDS common stock held by Stockholders to be included with the securities registered. Such request by Stockholders shall be referred to as a "Piggyback Registration" request. Stockholders shall be limited to one such Piggyback Registration request. NDS shall only be obligated to include the shares in the registration statement if the underwriter of such offering determines, in its sole discretion, that the sale of such shares will not materially adversely effect the success of the offering, provided that the underwriter shall not unreasonably withhold its consent to the inclusion of Stockholders's shares in the registration statement. In addition, Stockholders will be responsible for any additional costs incurred by NDS as a result of the Piggyback registration. Stockholders will be deemed to have waived its rights to Piggyback registration if it does not provide timely notice to NDS of its intentions.

              1.6 Employment Agreement. The parties acknowledge that the Stockholders and NDS will enter into an Employment Agreement whereby the Stockholders shall become employees of NDS pursuant to the terms thereof. Although executed contemporaneously herewith, such Employment Agreement shall not be a part hereof and the covenants and promises herein are separately enforceable.

                                   ARTICLE II
                             Closing/Effective Date

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            The Closing contemplated by Section 1.1 shall be held forty-five
(45) days from execution hereof, at the principal offices of NDS, unless another place or time is agreed upon in writing by the parties. This Plan shall become effective upon the filing of the "Articles of Exchange" pursuant to applicable law and subject to the conditions set forth herein.


                                   ARTICLE III

           Representations and Warranties of the Stockholder and FOCUS

            3.1 Corporate Status: FOCUS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

            3.2 Capitalization. The authorized capital stock of FOCUS consists solely of two (2) shares of common stock, no par value, of which two (2) shares are issued and outstanding, all fully paid and non-assessable, and the shares to be transferred at the Closing constitute all of the outstanding shares of FOCUS and FOCUS has issued no other shares.

           3.3 Investment Intent. The Stockholders are acquiring the NDS shares to be transferred to them under this Agreement for investment and not with a view to the sale or distribution thereof, and the Stockholders have no commitment or present intention to sell or otherwise dispose of such stock.

           3.4 Financial Statements. All financial statements prepared by or on behalf of FOCUS and submitted to NDS and all books of account and records of FOCUS are true and correct, have been prepared in conformity with generally accepted accounting principles, correctly reflect valid transactions and values, and present a true and correct statement, as of their respective dates, of FOCUS's financial condition. NDS acknowledges that the FOCUS does not have audited financials.

              3.5 Undisclosed Liabilities. FOCUS had no liabilities of any nature except to the extent reflected or reserved against FOCUS's latest financial statements attached hereto as EXHIBIT "B".

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

              3.6 Interim Changes. There has been no material adverse change in the condition of FOCUS since the date of the financial records submitted to NDS, except those arising from the normal and regular conduct of business of FOCUS.

              3.7 Litigation. There is no litigation or proceeding pending, or to Stockholder's knowledge threatened, against or relating to FOCUS, its properties or business, except as set forth in a list certified by the president of FOCUS and delivered to NDS.

              3.8 Title to Property. FOCUS has good and marketable title to all properties and assets, real, personal, and proprietary, and FOCUS's patents, patent applications, copyrights, trade-marks and tradenames are valid and in good standing wherever FOCUS sells products or services. FOCUS has not sold or granted any interest, whether in total or in part, in any of its properties described herein to any person or entity and the use of such properties do not conflict in any way with the trade-marks, trade-names, or other proprietary rights of any other person or entity. There are no liens, mortgages, pledge, or encumbrance with respect to the properties described herein.

              3.9 Title to Shares. The Stockholders are the owners, free and clear of liens and encumbrances, of the number of FOCUS shares which the Stockholders have contracted to exchange.

              3.10 Access to Books and Records. From the date of this Agreement to the Closing, the Shareholders will cause FOCUS (1) to give to NDS and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that NDS may inspect and audit them, and (2) to furnish such information concerning FOCUS's properties and affairs as NDS may reasonably request.

           3.11 Confidentiality. Until the Closing (and permanently if there is no Closing), the Stockholders and their representatives will keep confidential any information which they obtain from NDS concerning its properties, assets, proprietary assets, and business. If this transaction is not completed, the


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

Stockholders will return to NDS all written matter with respect to NDS obtained by them in connection with the negotiation or consummation of this Agreement.

              3.12 Corporate Authority. FOCUS has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver to NDS at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its offcers and performance thereunder. This Agreement constitutes a valid and binding obligation of FOCUS and performance hereunder will not violate any provision of FOCUS's Articles of Incorporation, Bylaws, or other agreements or commitments.

                                   ARTICLE IV

                      Representations and Warranties of NDS

            4.1 Corporate Status. NDS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

            4.2 Capitalization. The authorized capital stock of NDS consists solely of 60,000,000 shares of capital stock consisting of 50,000,000 shares of Common Stock 5,000,000 shares of Class A Preferred Stock 200,000 shares of Class A Preferred Stock and 4,800,000 shares of Series C $10, 6% Convertible Cumulative Preferred Stock. The NDS stock to be issued to Stockholders hereunder will, upon the issuance thereon, be duly and validly issued, all fully paid and nonassessable.

            4.3 Annual Reports. NDS has heretofore delivered to the Stockholders true and correct copies of its annual reports and consolidated financial statements for each year. There have been have been no material adverse changes in the condition of NDS, except those arising from the normal and regular conduct of business of NDS, since the date of the financial documents provided by NDS.

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

              4.4 InvestmentIntent NDS is acquiring the FOCUS shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and NDS has no commitment or present intention to liquidate FOCUS or to sell or otherwise dispose of its stock.

              4.5 Corporate Authority. NDS has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver to the Stockholders at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder. This Agreement constitutes a valid and binding obligation of NDS and performance hereunder will not violate any provision of NDS's Articles of Incorporation, Bylaws, or other agreements or commitments.

              4.6 Access to Books and Records. From the date of this Agreement to the Closing, NDS will (1) give to the Stockholders and their representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that the Stockholders may inspect and audit them, and (2) furnish such information concerning NDS's properties and affairs as the Stockholders may reasonably request.

              4.7 Confidentiality. Until the Closing (and permanently if there is no Closing), NDS will keep confidential any information which they obtain regarding FOCUS concerning its properties, assets, proprietary assets, and business. If this transaction is not completed, NDS will return to FOCUS or the Stockholders, as appropriate, all written matter with respect to FOCUS obtained by NDS in connection with the negotiation or consummation of this Agreement.

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

                                    ARTICLE V
                       Actions of Parties Pending Closing


              5.1 Approvals. Within five (5) days from the date of this Plan, or such longer period as the parties shall agree upon in writing, this Plan shall be submitted for approval and adoption by the holders of NDS and FOCUS Common Shares if and as may be required by and pursuant to the applicable provisions of the laws of the States of Nevada and California. If this Plan shall be so approved and adopted, NDS and FOCUS shall, subject to the provisions herein, immediately proceed to effectuate this Plan. If this Plan shall not be so approved and adopted, it shall, without any further action by the parties, other than certification to the other constituent corporation of the results of the vote by the Secretary or Clerk, as the case may be, of the constituent corporation the Stockholders of which shall not have approved or adopted this Plan, be canceled without liability from either party to the other in accordance with Paragraph 12.2 herein.

              5.2 Conduct of Business. Prior to the Closing and pending the effective date hereof, neither FOCUS, NDS, nor the Stockholders, without the prior written consent of the other parties, will declare or pay any dividend on any shares of its capital stock in excess of the amount paid thereon in the preceding calendar quarter year, or make any other distribution of its assets, except in the ordinary course of business, or increase the number of its shares of capital stock outstanding except by reason of the conversion or redemption of presently outstanding Class A Preferred Stock or Class B Convertible Stock of NDS. The record dates for determining the holders of FOCUS Common Shares and the holders of NDS Common Shares entitled to receive such dividends as the Board of Directors of FOCUS and the Board of Directors of NDS, respectively, may, subject to the preceding sentence, declare prior to the Closing, shall be the date hereof, and no other dates.

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

              5.3 Due Diligence. Subsequent to the execution of this Plan and prior to Closing, the parties to this Agreement shall be responsible for their own due diligence with regard to the extent and cost thereof; provided, however, that the parties shall disclose all information necessary to comply with the terms and provisions otherwise set forth in this Agreement.


                                   ARTICLE VI
                              Articles of Exchange

           Upon the approval and adoption of this Plan as provided in Article V, and subject to the any other provisions herein, Articles of Exchange complying with the applicable provisions of the laws of the States of Nevada and California, as applicable, shall be duly executed by the appropriate officers of NDS and FOCUS and shall be filed with the appropriate offices of the States of Nevada and California. Immediately upon the completion of such filings, this Plan shall become effective.


                                   ARTICLE VII
                             Directors and Officers

              7 .1 Directors and Officers of NDS. Upon this Plan becoming effective, the Directors and Officers of NDS shall be the same as the Directors and Officers of NDS in office immediately prior to this Plan, and their respective terms of office shall not be changed.

              7 .2 Directors and Officers of FOCUS. Upon this Plan becoming effective, the Directors and Officers of FOCUS shall be determined according to the Articles of Incorporation or Bylaws of NDS, or as amended.

                                  ARTICLE VIII
                            Conditions Precedent- NDS

           All obligations of NDS under this agreement are subject, at NDS's option, to the fulfillment, before or at the Closing, of each of the following conditions:

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

              8.1 Representations and Warranties True at Closing The Stockholders' representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects.

              8.2 Due Performance. The Stockholders shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by them before the Closing.

              8.3 Opinion of Counsel. The Stockholders shall have delivered to NDS an opinion of FOCUS's legal counsel, dated as of the Closing, to the effect that (1) the representations in Article III, Paragraphs 3.1, 3.2, 3.4 through 3.9, and 3.12, are correct and that counsel knows of no inaccuracy in the representations; and (2) the stock certificates, stock powers, and other instruments delivered to NDS at the Closing are proper in form and substance, are validly issued, fully paid, and nonassessable, and will vest in NDS good title to all of the issued and outstanding shares of capital stock of FOCUS, free and clear as to all liens, charges, and encumbrances, and not subject to any adverse claim.

              8.4 Books and Records. The Stockholders shall have caused FOCUS to make available to NDS all books and records of FOCUS as requested by NDS, including minute books and stock transfer records.

              8.5 Revocation of Prior Authorizations. The Stockholders shall have delivered to NDS certified copies of resolutions of FOCUS's Board of Directors revoking as of the Closing all prior authorization, powers of attorney, designations, and appointments relating to the signing of checks, borrowing of funds, access to corporate safe-deposit boxes and other similar matters, to the extent requested by NDS.

              8.6 Resignations. There shall have been delivered to NDS the signed resignations of such directors of FOCUS as NDS shall request, dated as of the Closing.

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

           8.7 Officer's Certificate. NDS shall have been furnished with a certificate signed by the President and Secretary of FOCUS, dated as of the Closing, certifying that there has been no material adverse change in the financial condition, business, or properties of FOCUS.

                                   ARTICLE IX
                  Conditions Precedent- Stockholders and FOCUS

              All obligations of the Stockholders and FOCUS under this agreement are subject, at the Stockholder's and FOCUS's option, to the fulfillment, before or at the Closing, of each of the following conditions:

              9.1 Representations and Warranties True at Closing NDS's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects.

              9.2 Due Performance. NDS shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by it before the Closing.

              9.3 Officer's Certificate. NDS shall have been furnished with a certificate signed by the President and Secretary of NDS, dated as of the Closing, certifying that there has been no material adverse change in the financial condition, business, or properties of NDS.

                                    ARTICLE X
                                 Indemnification

              10. 1 Indemnification by the Stockholders. The Stockholders agree to indemnify, defend, and hold NDS harmless from and against any loss, damage, or expense, including attorney's fees, suffered or arising from (1) any breach by the Stockholders of this Agreement, or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by the Stockholders herein, provided, however, that


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

NDS shall give notice of any claims hereunder within twenty-four months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by NDS to the extent of insurance proceeds paid to, or tax benefits realizable by NDS or FOCUS as a result of the event giving rise to such right to indemnification.

              10.2 Indemnification by the Stockholders and FOCUS. The Stockholders, FOCUS, Dan J. Harrison and Patricia A. Harrison personally, agree to indemnify, defend, and hold NDS harmless from and against any loss, damage, or expense, including attorney's fees, suffered or arising from ( 1 ) any breach by FOCUS of this Agreement, or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by FOCUS herein.

              10.3 Indemnification by NDS. NDS agrees to indemnify, defend, and hold the Stockholders harmless from and against any loss, damage, or expense, including attorney's fees, suffered or arising from ( 1 ) any breach by NDS of this Agreement, or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by NDS herein.

              10.4 Defense of claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

                                   ARTICLE XI
                                 Noncompetition

           The Stockholders agree that for a period of two (2) years from the Closing, they will not directly or indirectly solicit business from, engage in business with, or divert business from any of NDS's current

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

or future customers, and that they will not participate as a shareholder, partner, employee, consultant, or otherwise in any enterprise engaging in activities that would violate this Article if engaged in by them directly. The Stockholders acknowledge and con firm that this covenant is made to induce NDS to enter into this Agreement and is required by NDS for the purpose of preserving the business and goodwill of NDS. The Stockholders and NDS represent and confirm that no part of the NDS shares to be issued under this Agreement have been allocated to this covenant and that no separate consideration or value for this covenant had been otherwise agreed upon by the parties, and they agree that they will not take any position in their federal income tax returns that is inconsistent with this representation.

                                   ARTICLE XII
                               General Provisions

              12.1 Notice of Claims. Each of the parties hereto shall give the other immediate notice of any claim, event or transaction which would or does materially and adversely affect the business, properties, operations or financial condition of the constituent corporations.

              12.2 Termination. This Agreement may be terminated: (1) by mutual consent in writing; (2) by either the Stockholders of NDS if there has been a material breach of any warranty or covenant by other parties; or (3) by either the Stockholders of FOCUS if the Closing shall not have taken place, unless adjourned by mutual consent in writing by the date set forth in Article II herein. In the event of termination or abandonment of this Plan, each party shall pay the costs and expenses incurred by it in connection with this Agreement and no party shall be liable to any other party for any cost, expense, damage, or loss of anticipated profits whatsoever incurred or claimed, and the obligations and liabilities assumed hereunder shall be released, except as otherwise provided herein.

              12.3 No Other Rights in Third Parties. Except as otherwise expressly provided in this Plan, nothing expressed or implied in this Plan is intended, or shall be construed, to confer upon or to give any

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

person, firm or corporation, other than NDS and FOCUS and their respective Stockholders, any rights or remedies under or by reason of this Plan.

              12.4 Notice. Notices to or for the respective parties shall be given in writing and delivered in person or mailed by certified or registered mail, addressed to the respective party at the address as set out below, or at such other address as either party may elect to provide in advance in writing, to the other party:

NDS Software, Inc.                              FOCUS: Publications, Inc.
Greg Johnson, Chairman, CEO                     Patricia A. Harrison, President
2241 Park Place, Suite E                        23151 Vista Way
Minden NV 89423                                 Lake Forest,CA92630

              12.5 Governing Law. This Plan shall be construed and governed by the laws of the State of Nevada and jurisdiction shall vest exclusively in the Ninth Judicial District Court in and for the State of Nevada, located in Douglas County. The parties acknowledge and agree that this Agreement is executed and to be performed in Douglas County, State of Nevada.

              12.6 Surrender of Rights. Upon the Closing, the holders of FOCUS Common Shares shall cease to have any rights in respect of the stock, except such rights, if any, as they may have under the Corporation Laws of the State of California and except as otherwise provided herein.

              12.7 Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

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

              12.8 Waiver. Any failure on the part of either party hereto to comply with any of their obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

              12.9 Brokers, Each of the parties represents to the other parties that no broker or finder has acted for them in connection with this Agreement and agrees to indemnify and hold harmless the other parties against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by such party.

              12.10 Assignment. This Agreement and all of the terms and conditions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their heirs, executors, administrators, successors, and assigns; provided, however, that assignment by either party of its rights under this Agreement without the written consent of the other party shall be null and void.

              12.11 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto and contains all of the covenants and agreements between the parties with respect to this matter. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be binding. Any modification of this Agreement will be effective only if it is in writing, signed by the party to be charged specifically referencing this Agreement.

              12.12 Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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

              IN WITNESS WHEREOF, the parties have executed and have caused the respective corporate seals to be affixed on this Agreement the day and year first above written.

NDS Software, Inc., a                                FOCUS: Publications, Inc.,
Nevada Corporation                                   a Nevada Corporation


By:/s/ GREG JOHNSON                                  By:/s/ PATRICIA A. HARRISON
-------------------------                            ---------------------------
      GREG JOHNSON                                          PATRICIA A. HARRISON
      Chairman, CEO                                         President


                                                     STOCKHOLDER


                                                     /s/ DAN J. HARRISON
                                                     ---------------------------
                                                     DAN J. HARRISON

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT entered into on this 11th day of August 1997 between NDS SOFTWARE, INC., a Nevada Corporation, (hereinafter referred to as "Employer") and Daniel J. Harrison and Patricia A. Harrison (hereinafter collectively referred to as "Employees"), to be effective as of August 11, 1997.

                                   WITNESSETH:

           WHEREAS. Employer and Employees (as "Stockholder") entered into a Plan and Agreement of Reorganization of even date hereof, whereby Employer exchanged all the stock owned by Employees in FOCUS Publications. Inc., a Nevada corporation, and the parties agreed to retain the services of Employees as set forth therein and,

           WHEREAS, Employer and Employees desire to enter into this Employment Agreement to employ Employees and to set forth the rights and duties of the parties hereto.

          NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

           1. Employment Agreement. The Employer hereby agrees to employ Employees, and Employees hereby agrees to serve as such Employees upon the terms and conditions hereinafter set forth.

           2. Term of Employment. Subject to the provisions for termination as hereinafter provided, the term of the employment shall commence as of the date of this Agreement and shall end five (5) years from that date. At the end the term hereof, this agreement may be renewed by mutual agreement of the parties.

           3. Employees Position and Duties. The terms of the Plan and Agreement of Reorganization of even date hereof is hereby incorporated herein by reference as though set forth fully, to the extent that Employees is obligated for performance of any of the terms therein. Employees's breach of any of the terms, or provisions thereof constitute a breach of this Agreement and will allow Employer to terminate this agreement as hereinafter set forth. In addition to the obligations set forth in said agreement, Employees agrees as follows:

          a. Dan Harrison shall assume responsibility as President of FOCUS, a division of NDS and the management and supervision thereof Patricia Hamson shall be employed by FOCUS at the direction of Dan Harrison. Employees shall perform any other duties relating to Employer's operations which may from time to time be assigned by Employer or necessary for the successful operation of employers' business, including but not limited to establishing a business plan for FOCUS and establishing associated budgets as required to expand into additional markets Employees shall be entitled to employ other Employees on terms approved by the Board of Directors of NDS Software, Inc. (' NDS',) arid as needed to reach the goals for the division as mutually agreed.

          b. Employees shall perform all fiduciary duties related to the management of FOCUS with the responsibility of making FOCUS a successful income generating division of NDS.

          c. During the term of this Employment Agreement, Employees shall, in good faith, devote his best efforts and full time to their employment and perform diligently and in good faith such duties as are or may be from time to time required by the Employers which duties shall be consistent with his position as set forth above, it being understood and acknowledged that the terms "best efforts" and "full time" mean such effort and time commitment as is necessary to achieve the success of the business.

          d. It is not anticipated that Employees will assume any other duties within NDS other than as set forth in this agreement, and any other duties outside the scope of this Agreement will be subject to the mutual agreement of the parties separately negotiated.

          e. Employees shall not, without the prior written consent of Employer, directly or indirectly, during the term of this agreement, whether for compensation or otherwise render services of a business, professional or commercial in nature to any person or firm that is engaged in a business similar to that of the Employer or FOCUS, in accordance with the terms of the Plan and Agreement for Reorganization.

           4.  Compensation and Benefits

           During the term of employment hereunder, Employer shall compensate Employee as follows:

           a. Salary. For all services he may render to Employer during the term of this Agreement, Employees shall each receive from Employer a base annual salary while they are employed hereunder of Sixty-five Thousand Dollars (S65,000) (a combined salary of One Hundred Thirty Thousand Dollars (S130,000)). Salary is to be paid in accordance with the policy of Employer regarding payment or salary to its other officers and directors.

           b. Annual Bonus. Forty-five (45) days alter the end of each fiscal year Employer shall pay a cash bonus to Employees equal to twenty-five (25%) of the pre-tax net profits realized by FOCUS in excess of One Hundred Thousand Dollars ($100,000). Net profits shall be calculated as the balance remaining after deducting all expenses and a fee of seven percent (7%) of gross revenue to NDS for providing payroll billing and collection services.

           c. Additional Stock Option. Employees shell also receive on an annual basis at the end of each fiscal year, stock options to purchase NDS Common Stock in a number equal to the pre-tax profits of FOCUS divided by the market price of NDS shares at the time when the option is vested, over the next Eve (5) years pursuant to the fomwla described in 4.b. above. Example: a cash bonus in a year of $100,000 would result in that amount being divided by the. market price at the time the bonds was earned, resulting in the number of shares captioned, i e, a stock price of $5 would remit in 90,000 shares issued. Of these pctential options, one third options will be issued at the current market price at the time of the Closing referred in the Agreement and Plan of Reorganization incorporated herein, with the balance of two thirds of the options issued at the market pace when earned. The options are good for three (3) years from the date of issue.

             d. Benefit. Employees shall be entitled to receive medical insurance comparable so that offered to other members of the Board of Directors of NDS.

             e. Car Allowance. Employees under this agreement shall be entitled to a monthly car allowance in a combined total amount of Three Hundred Dollars ($300) per month.

             5.  Termination Of Employment

             a. For Cause. The Employment of Employees under this Employment Agreement, and the term hereof may be terminated by the Employer and) upon a showing of cause. upon shirt), (30) days' written notice to Employees. The "effective date of termination" shall be the date thirty (30) days after written notice of termination is delivered to the Employees.

             For purposes hereof, the term 'for cause' is hereby defined to mean the following as determined by a majority vote of the Board of Directors upon reasonable investigation for determination based upon objective facts:

              i. An act or omission in the course of Employees's duties which is dishonest or fraudulent;

              ii An act or omission which constitutes willful misconduct or gross negligence in the performance of duties or assignment,

              iii. A breach of this Agreement by Employees,

              iv. A breach of an,' term or the Plan and Agreement of Reorganization, including without lunitation, the non-competition provision.

              v. The continuous substandard performance and/or inattention to duties required by this Agreement as determined in the sole discretion of Employer: and

              vi Engaging in competition with the Employer by Employees without the prior express written consent of Employer.

              vii. The inability of FOCUS to earn a profit based on the mutually acceptable pro forma to be presented and agreed upon within thirty (3 0) days of the execution of this Agreement. In the event NDS is considering terminating either Employee, NDS shall provide the Employee written notice of the basis of termination whereupon the Employee shall be provided a seventy-two (72) hour period in which to respond to the basis of termination which response shall be provided to the Board prior to the actual decision regarding termination. The Employees response shall include a plan to cure the Employee's breach within a fifteen day period. It is the intent of the parties that Employee be provided a reasonable opportunity to respond to the basis of termination prior to the decision being made but that nothing herein is to be construed as limiting or otherwise effecting the discretion of the Board to terminate either employee according to the terms of this Agreement.

              b. Disability or Death. The employment of Employees under this Employment Agreement, and the term hereof, shall be terminated by the death or partial or total disability of Employees. For purposes hereof the term "disability" is hereby defined to mean any mental or physical disability which renders Employees unable to perform his duties or assignment as determined by the Board of Directors of Employer in the sole judgment and discretion of said Board as determined by a majority vote of the members thereof.

              c. Resignation. The employment of Employees under this Employment Agreement and the term hereof will be terminated by the voluntary resignation of Employees.

              6. Salary and Benefits Upon Termination. All salary and other benefits shall terminate as of the effective date of termination and shall be paid in accordance with Employer's normal pay period disbursements (Unless precluded by law any medical and dental insurance coverage and life insurance coverage and benefits shall continue tor thirty (30) days after termination or until Employees is reemployed whichever shall first occur.

              7. Reimbursable Expenses. The Employer, shall pay directly or reimburse the Employees for the following expenses:

                  a. License fines and membership dues in associations or organizations relative to the business of the Employer,

                  b. Subscriptions to journals or monthly service publications relative to the business of the Employer

                  c. The Employees's necessary, travel, hotel, and entertainment expenses incurred in connection with the business of the Employer or other events that contribute to the benefit of the Employer in Amounts to be determined and first approved by the Board of Directors

              8. Non-Competition. Employees, as additional material consideration hereunder, agree that during to term hereof and for a period of two (2) years from termination of this Agreement, they will not directly or indirectly solicit business from, engage in business with or divert business from any of NDS's or FOCUS's current or future customers, and that they will not participate as a shareholder, partner, Employees, consultant, or otherwise in any enterprise engaging in activities that would violate this provision if engaged in by them directly. This covenant shall be applicable to the entire United States of America on the basis that NDS sells its products nationally and Employees acknowledge and agree that the scope of this covenant is reasonable given the special relationship of the parties as to the various agreements executed by them. Employees acknowledge and confirm that this covenant is made to induce NDS to enter into this Agreement, is considered material to NDS, and is required by NDS for the purpose of preserving the business and goodwill of FOCUS and NDS.

              9. Confidentiality Provision., Employees agree that, during the term of this Agreement or any extensions and for a period of two (2) years thereafter, they will keep confidential any information which they obtain from NDS or FOCUS or any of said entities' subsidiaries, sister corporations or concerns, now or hereafter existing or created, concerning their properties, assets, proprietary assets, source codes, copyrights, business methods, and trade secrets. Upon termination hereof, Employees will return to Employer all written matter with respect to such businesses obtained by them in connection with the negotiation, consummation, or performance of this Agreement. Employees further agree that any work performed or created by Employees during the term hereof shall be considered work for hire and owned solely by Employer and shall be subject to the terms of this provision.

              10. Modification. No change or modification of this Agreement shall be valid unless the same be in writing and signed by all the parties hereto.

              11. Binding Effect. The contract shall be binding upon the heirs, executors, administrators and assigns of the Employees and any successors in interest of the Employer.

              12. Notice. Except as expressly provided to the contrary herein, notices or other communications required, permitted, or made necessary by the terms of this Agreement may be given orally to the respective representatives of the Employer and the Employees designed herein. Written notices shall be personally delivered to the Employer's representative or the Employees's representative, as appropriate or sent by the United States registered or certified mail, postage prepaid, return receipt requested, addressed to the party as designated below. Notices sent by mail shall be deemed made, delivered and received on the date of the United States postmark thereon. Either party may change its address or notice by giving notice of such change to the other party in the manner specified in this section.

For purposes of notice the addresses of the parties shall be:

If  to Employer:

     Greg  Johnson, Chairman/CEO
     NDS Software, Inc.
     2241 Park Place, Suite E
     Minden. NV 89423-8602

If to Employees:

     Mr. and Mrs. Dan Harrison
     23151 Vista Way
     Lake Forest, CA 9263d

              13. No Waiver. No waiver of any breach or default in any of the terms and provisions of this Agreement shall be deemed to constitute or be construed as a waiver of the subsequent breach or default of the same, similar or dissimilar nature.

              14. Choice of Law and Invalidity. The validity, construction, performance and effect of this Agreement shall be governed by the laws of the State of Nevada and jurisdiction shall vest exclusively in the Ninth Judicial Distnct Court in and for the State of Nevada located in Douglas County. The parties acknowledge and agree that this Agreement is executed and performance hereof is due in Douglas County, State of Nevada In case any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or, unenforceable provisions contained herein shall, for any reason, be held to be excessively broad as to time, duration, geographical scope, activity or subject, said provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the then applicable law, it being the intent of the parties hereto to give the maximum permitted effect to the restrictions set forth herein.

              15. Assignment. This Agreement is one for personal services and the Employees shall not have a right to assign any part or all of his respective rights, duties or obligations hereunder.

              16. Interpretation. If necessary to give effect to the terns and provisions hereof, the masculine feminine, and neuter gender in the singular and plural number shall each be deemed to include the other whenever the context so indicates.

              17. Headings Headings in this Agreement are inserted for convenience and identification only, and are in no way intended to descnbe. interpret, define or limit the scope, extent or intention of this Agreement or any provision hereof.

              18. Counterparts. This Agreement may be executed in any number of counterparts, any of which may be constituted in the agreement between the parties hereto. Executed copies of this Agreement may be delivered by telefacsimile, and delivery of executed telefacsimile copies to he parties and their counsel shall be deemed to be a delivery of a duplicate original and sufficient delivery to result in entry to this Agreement by the transmitting party; provided, however, that within ten (10) days thereafter a signed duplicate original shall be forwarded to the party to whom a telefacsimile copy was forwarded.

              l9. Authority. The Employer warrants and represents that it is a corporation organized and exists under the laws of the State of Nevada, that the undersigned is authorized to execute this Agreement on behalf of the Employer, that the employment of the Employees under the terms of this Agreement has been duly authorized by the Employer.

              20. Inurement. Each covenant and condition in this Agreement shall be binding on, and shall insure solely to the benefit of the parties to it, their respective heirs, legal representatives successors and assigns.

              21. Entire Agreement. Except as otherwise provided herein, this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto and contains all of the covenants and agreements between the parties with respect to this matter. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be binding.

           IN WITNESS WHEREOF, the parties to this Employment Agreement have duly executed it on the day and year first above written.

Employee:                                           EMPLOYER:

/s/ DANIEL J. HARRISON
----------------------------                        NDS SOFTWARE, INC.,
DANIEL J. HARRISON                                  A Nevada Corporation


Employee:

                                                    By: /s/ GREG JOHNSON
                                                    ----------------------------
/s/ PATRICIA A. HARRISON                            GREG JOHNSON, CEO
----------------------------
PATRICIA A. HARRISON

                                 STATE OF NEVADA
                               SECRETARY OF STATE

                              ARTICLES OF EXCHANGE
                               NDS Software, Inc.

           Pursuant to NRS 92A.005 et seq., as amended, the undersigned, as the acquiring corporation in a share exchange, hereby submits the following information:

           FIRST: The name of the acquiring and surviving corporation is NDS Software, Inc., organized and governed under the laws of the State of Nevada.

           SECOND: The name of the acquired constituent corporation is FOCUS Publications, Inc., organized and governed under the laws of the State of Nevada.

           THIRD: A Plan of Reorganization dated the 11th day of August, 1997 (the "Plan") has been adopted by each of the above-identified constituent corporations.

           FOURTH: The Plan is not required to be submitted to the stockholders pursuant to NRS 92A.130, however, the Plan was submitted to and duly approved by a majority of the voting shareholders of NDS Software, Inc. as follows:


                                                                                            Number of
                               Number of                      Number of Votes               Undisputed Shares
Voting Group                   Outstanding Shares             Entitled to be Cast           Voting Approval
------------                   ------------------             -------------------           ---------------
Common Stock                   5,737,568                      5,737,568                     1,324,825
Class A Preferred                662,500                      3,312,500                     3,226,425
                                 -------                      ---------                     ---------
Total                          6,400,068                      9,050,068                     4,551,250 (51%)



           The number of votes cast for approval of the Plan was sufficient for approval by the identified voting groups.

           FIFTH: The Plan was submitted to and duly approved by shareholders of FOCUS Publications, Inc. as follows:


                                                                                            Number of
                               Number of                      Number of Votes               Undisputed Shares
Voting Group                   Outstanding Shares             Entitled to be Cast           Voting Approval
------------                   ------------------             -------------------           -----------------
Common Stock                   2                              2                             2



The number of votes cast for approval of the Plan was sufficient for approval by the identified voting groups.

           SIXTH: The Articles of Incorporation of NDS Software, Inc., without amendment and existing as of tile date hereof, shall be the Articles of Incorporation of the Surviving Corporation following the Effective Date of the merger, as defined in the Plan and Agreement of Merger.

           SEVENTH: A complete, executed copy of the Plan is on file at the registered office of the acquiring corporation and will be furnished on request, and without cost, to any owner of the parties to the Plan.

           IN WITNESS WHEREOF, these Articles of Exchange of NDS Software, Inc., a Nevada Corporation, has been executed by the constituent entities this 20th day of October, 1997.

FOCUS Publications, Inc.,                    NDS Software, Inc.,
a Nevada Corporation                         a Nevada Corporation

By: /s/ Patricia Harrison                    By: /s/ John Giaimo
------------------------------               ----------------------------------
Patricia Harrison, President                 John Giaimo, President


By: /s/ Dan Harrison                         By: /s/ Greg Johnson
------------------------------               ----------------------------------
Dan Harrison, Secretary                      Greg Johnson, Secretary/Treasurer

STATE OF CALIFORNIA   )
                      )   ss.
COUNTY OF ORANGE      )

           On November 6, 1997, before me, a notary public, personally appeared DAN HARRISON, personally known (or proved) to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument.

                                              /s/ Rita Lacroix
STATE OF CALIFORNIA   )                       ----------------------------------
                      )   ss.                 Notary public
COUNTY OF ORANGE      )

           On November 6, 1997, before me, a notary public, personally appeared PATRICIA HARRISON personally known (or proved) to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument.

                                              /s/ Rita Lacroix
STATE OF CALIFORNIA   )                       ----------------------------------
                      )   ss.                 Notary public
COUNTY OF ORANGE      )

           On November 13, 1997, before me, a notary public, personally appeared JOHN GIAIMO, personally known (or proved) to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument.

                                              /s/ John T. Schahn
STATE OF NEVADA      )                        ----------------------------------
                     )   ss.                  Notary public
COUNTY OF DOUGLAS    )

           On December 3, 1997, before me, a notary public, personally appeared GREG JOHNSON, personally known (or proved) to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument.

                                              /s/ Heather Clanton
                                              ----------------------------------
                                              Notary public